Settlement Agreement and General Release
This Settlement Agreement and General Release (this “Agreement”), dated as of December 8, 2024, is made and entered into by and between Dan H. Arnold (“Arnold”) and LPL Financial Holdings Inc. (together with its subsidiaries, affiliates, and related companies, collectively referred to herein as the “Company”), each of which may hereinafter be referred to individually as a “Party” or together as the “Parties.”
WHEREAS, Arnold was formerly employed by the Company, most recently as President and Chief Executive Officer;
WHEREAS, on October 1, 2024, the Board of Directors of the Company (the “Board”) terminated Arnold’s employment with the Company for “Cause” (as defined under the Company’s Executive Severance Plan (the “Severance Plan”) and the Company’s 2010 Omnibus Equity Incentive Plan and 2021 Omnibus Equity Incentive Plan (together, the “Incentive Plans”));
WHEREAS, in the event of a termination for “Cause,” the Severance Plan provides that Arnold is not entitled to receive severance benefits and Arnold’s outstanding equity awards, whether vested or unvested, are subject to forfeiture pursuant to the Incentive Plans;
WHEREAS, the Board, following a recommendation by the Compensation and Human Resources Committee of the Board, exercised its discretion to defer any forfeiture with respect to a portion of Arnold’s vested options to purchase common stock of the Company, subject to the satisfactory negotiation of and Arnold’s entry into a settlement agreement for the benefit of the Company and its shareholders;
WHEREAS, the Parties, through their respective counsel, have negotiated this Agreement providing for Arnold to retain a portion of the vested options previously granted to him and the Company is waiving certain forfeiture or other similar repurchase or reacquisition rights with respect to shares of Company common stock previously acquired by Arnold under the Incentive Plans or otherwise, subject to the terms and conditions stated herein;
WHEREAS, without any admission of liability or wrongdoing by any Party, the Parties mutually desire to resolve all disputes between them, including, but not limited to, any and all disputes that may in any way arise out of or under, be connected with or relate to Arnold’s employment at the Company, his activities, compensation, or experiences at the Company, or his separation from employment at the Company;
NOW, THEREFORE, in consideration of the premises recited above, which are incorporated herein by reference and are made a part of this Agreement, the mutual

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promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Permitted Disclosures/Activities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including, without limitation, the confidentiality provisions in Section 5, the non-disparagement provisions in Section 6, the cooperation provisions in Section 7, the general release of claims in Section 9, and the return of property provisions in Section 14): (a) prohibits Arnold from voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law on behalf of the government regarding conduct or action undertaken or omitted to be taken by the Company that Arnold reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company; (b) prohibits Arnold from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any such government agency or other regulator; or (c) requires Arnold to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clauses (a) or (b). Additionally, notwithstanding anything in this Agreement to the contrary, Arnold’s obligations set forth in this Agreement shall not be interpreted or applied in a manner that would conflict with his rights, if any, under the National Labor Relations Act.
2.Retained Options. Subject to Arnold executing, delivering, not revoking, and strictly complying with all terms of this Agreement, the Company shall not require forfeit by Arnold, and instead shall allow Arnold to retain 47,994 of the vested options to purchase common stock of the Company granted to him on February 25, 2019 (the “Retained Options”), which he may exercise after expiration of the revocation period referenced in Section 17 and through December 31, 2024, subject to the terms and conditions governing the Retained Options. For the avoidance of doubt, Arnold will not be permitted to exercise the Retained Options until this Agreement becomes effective as set forth in Section 17. Arnold acknowledges and agrees that, on or prior to his entry into this Agreement, all other vested and unvested stock options, restricted stock units, and performance stock units, with the sole exception of the Retained Options, have been irrevocably forfeited without payment.
3.Non-Competition. Through September 30, 2025 (the “Restricted Period”), Arnold shall not, directly or indirectly, as an owner, principal, agent, employee, employer, consultant, independent contractor, investor, partner, co-venturer or otherwise, engage in any manner in any activity, in any geographic area in the United States, whether with or without compensation, that is competitive with the business of the Company as conducted or actually anticipated as of Arnold’s last day of employment with the Company.

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4.Non-Solicitation. During the Restricted Period, Arnold shall not, directly or indirectly: (a) solicit, persuade or induce any of the following persons or entities to discontinue, reduce, or otherwise alter their association or business relationship with the Company or to enter into any association or business relationship with any person or entity: (i) any financial advisor licensed with the Company or any clients of such financial advisor, (ii) any financial advisor licensed with the Company during the three
(3) month period prior to Arnold’s termination or any clients of such financial advisors,
(iii) any financial advisors who Arnold, by virtue of his position, knew to be in discussions with the Company regarding licensure with the Company, (iv) any institution with a contract with the Company, (v) any institution with a contract with the Company during the three (3) month period prior to Arnold’s termination, or (vi) any institution who Arnold, by virtue of his position, knew to be in discussions with the Company regarding business relations with the Company; or (b) solicit, persuade or induce any employee or consultant of the Company (or any person who was an employee or consultant of the Company during the three (3) month period prior to Arnold’s termination) to discontinue his or her employment or other association or business relationship with the Company or its affiliates or to enter into any employment or other association or business relationship with any other person or entity.
5.Company Confidential Information. Subject to Section 1, and subject to any limitations imposed by applicable law, Arnold: (a) agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any “Proprietary Information” (as defined in the Severance Plan, which includes, but is not limited to, client lists and contact information of financial advisors), unless or until the Proprietary Information is or becomes known or available to the public other than because of a breach of this Agreement by Arnold, or such disclosure is or becomes required by law or valid legal process; (b) shall not disclose or reveal to any unauthorized person any Proprietary Information relating to the Company ; and (c) confirms that the Proprietary Information constitutes the exclusive property of the Company.
6.Non-Disparagement. Subject to Section 1, Arnold agrees not to make any statement (and not to cause or encourage any other person to make any statement), whether written or oral, that criticizes or is disparaging of the Company or its current or former officers, directors or employees (each a “Covered Person or Entity”) or is intended to or could reasonably be expected to damage the business or reputation of any Covered Person or Entity. Within five (5) business days after expiration of the revocation period referenced in Section 17, the Company shall instruct the current Managing Directors and members of the Board that they should not make any statement (and not cause or encourage any other person to make any statement), whether written or oral, that criticizes or is disparaging of Arnold or is intended to or could reasonably be expected to damage his business or reputation.

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7.Cooperation. Subject to Section 1, Arnold agrees to cooperate fully with the Company upon request and without further compensation in connection with: (a) transitioning his prior responsibilities; (b) any internal investigation; (c) investigating or responding to any administrative, regulatory or judicial investigation or proceeding, including seeking a protective order in connection with any compelled disclosure of Proprietary Information by Arnold; (d) any dispute between the Company and a third party, including any litigation, mediation or arbitration; and (e) any other matter related to or arising from Arnold’s employment with the Company. This includes, without limitation, being available for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, providing requested information and documents, and promptly executing and/or delivering whatever acknowledgements, instruments, certificates, and other documents may be necessary or appropriate in the Company’s reasonable judgment to protect its interests. “Cooperate” as used in this Section 7 does not mean Arnold must provide information favorable to the Company or any other Released Party (defined below); it means only that Arnold will upon the Company’s request provide information Arnold possesses or controls. The Company agrees that it will reimburse Arnold for reasonable costs incurred as a result of cooperation provided in accordance with this Section 7 (but not including legal fees or expenses Arnold may choose to incur) and Arnold agrees to provide advance notice to the Company prior to incurring such costs.
8.Specific Remedies. Arnold acknowledges and agrees that any breach or threatened breach by him of the obligations contained in Sections 3, 4, 5, 6, and 7 of this Agreement is likely to cause the Company not only financial harm, but substantial and irrevocable harm that is difficult to measure and for which money damages alone will not provide an adequate remedy. The Company also acknowledges and agrees that any breach or threatened breach by the Company of the obligations contained in Section 6 of this Agreement is likely to cause Arnold not only financial harm, but substantial and irrevocable harm that is difficult to measure and for which money damages alone will not provide an adequate remedy.    Therefore, in the event of any such breach or threatened breach of such Sections of this Agreement, each Party agrees that, in addition to such other remedies as may be available, the non-breaching Party will be entitled to specific performance of the obligations of the other Party and will be entitled to temporary, preliminary, and/or permanent injunctive relief from a court restraining such a breach or threatened breach (to the extent permitted by law), without the non-breaching Party having to prove actual damages or post any surety or bond, and the Parties waive the adequacy of a remedy at law as a defense to such relief. In addition, if one party breaches or threatens to breach any of the obligations set forth in this Agreement, then the other Party agrees to pay all reasonable costs (including attorneys’ fees) incurred by the non-breaching Party in enforcing the applicable provisions of this Agreement. Further, Arnold agrees that if it is determined in a judicial proceeding pursuant to Section 19 that he breached Sections 3 or 4 of this Agreement, then the Company shall be entitled to forfeit and/or cancel the Retained Options or, if any such Retained Options have been

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exercised by Arnold, be entitled to forfeit and/or cancel the shares delivered upon such exercise, or recover from Arnold the amount of any proceeds he realized from the sale of any such shares.
9.General Release. Arnold, on his own behalf, and on behalf of his heirs, family members, executors, agents, and assigns, unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as its and their respective former and present managers, officers, directors, employee benefits plans, employees, agents, shareholders, successors and assigns (collectively, “Released Parties”), from all claims, damages, demands, suits, obligations, omissions, rights, agreements or any other liabilities or causes of action of whatever nature, whether known or unknown, asserted or unasserted, actual or potential, in law or equity, that Arnold ever had, now has or shall have against the Released Parties relating to any event occurring up to the date Arnold signs this Agreement, including, but not limited to, those arising out of or under, connected with or relating to Arnold’s employment at the Company, his activities, compensation, or experiences at the Company, or his separation from employment at the Company. This General Release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Executive Order 11246, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the California Labor Code, and the California Fair Employment and Housing Act, all as amended; any other federal, state and local law, regulation, or other requirement relating to employment or termination of employment; and all claims to any vested or non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims for stock, restricted stock, restricted stock units, performance stock units and/or stock options. This General Release includes claims for wrongful termination, defamation, intentional or negligent infliction of emotional distress, retaliation, wage and hour law violations, intentional interference with contract, invasion of privacy, personal injury, public policy or breach of written or oral contract, agreement or understanding, express or implied, and all claims for attorneys’ fees, costs and expenses. By signing this Agreement and retaining the Retained Options, Arnold acknowledges this Agreement as a full and final accord and satisfaction and general release of all claims, known or unknown.
10.Exclusions From General Release. Excluded from the General Release in Section 9 above are: (a) rights and claims that cannot be waived by law, including claims for workers’ compensation, unemployment compensation, and accrued and vested

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retirement benefits; (b) claims arising after the date Arnold signs this Agreement; (c) claims for breach of this Agreement; and (d) any rights to indemnification pursuant to any agreements with the Company, under any director and officer insurance coverage, or applicable law. Neither the General Release above nor anything else in this Agreement limits Arnold’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) or to engage in the protected disclosures and activities described in Section 1. Arnold is, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by Arnold, on Arnold’s behalf, on behalf of a group or class to which Arnold purportedly belongs, or otherwise, provided, however, that Arnold may accept money properly awarded by the
U.S. Securities and Exchange Commission or other government agency (and not the Company) as a reward for providing information to that agency.
11.California Civil Code Section 1542 and Other California Provisions. Arnold acknowledges that he is familiar with that portion of Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Arnold specifically waives any right which he has under Section 1542. In connection with that section, Arnold is aware that he may hereafter discover claims or facts in addition to or different from those he now knows or believes to exist with respect to the subject matter of this Agreement. Arnold nonetheless settles and releases all claims that he may have against the Released Parties. Arnold acknowledges that this Agreement is a “negotiated settlement agreement” as that term is defined under California law, which defines “negotiated” as meaning the agreement is voluntary, deliberate, and informed, provides consideration of value to Arnold, and that Arnold has received notice and an opportunity to retain an attorney or is represented by an attorney.
12.Limited Release of Arnold and Waiver of Certain Remedies. The Company, on its own behalf and on behalf of its parent, subsidiary, or other affiliated entities, and its successors and assigns, hereby releases and discharges Arnold from all claims, damages, demands, suits, obligations, omissions, rights, agreements or any other liabilities or causes of action of whatever nature, whether known or unknown, asserted or unasserted, actual or potential, in law or equity, that the Company ever had, now has

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or shall have against Arnold relating to any event occurring up to the date the Company executes this Agreement; provided, however, that such release shall not include claims

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(a) relating to or arising from fraud or criminal conduct committed by Arnold, (b) to claw back executive compensation in accordance with the Sarbanes Oxley Act, the
Dodd-Frank Act or other federal or state law, or (c) that may not be released under federal or state law or regulation or judicial decree. Notwithstanding the foregoing, subject to Arnold’s compliance with this Agreement: (x) with respect to restricted stock units previously awarded to Arnold in 2022 and 2023 that vested prior to the date hereof, the Company hereby waives any right under the documents governing such awards to forfeit such vested restricted stock units and any shares of Company common stock acquired thereunder or to require disgorgement of any gain or consideration realized by Arnold in connection with such previously awarded and vested restricted stock units unless it is determined in a judicial proceeding pursuant to Section 19 that the Company is required to seek such forfeiture or disgorgement by federal or state law or regulation or judicial decree; and (y) with respect to all shares of Company common stock previously acquired by Arnold pursuant to equity awards granted to him under the Incentive Plans or otherwise, the Company agrees that such shares will not be subject to forfeiture or other similar repurchase or reacquisition rights with respect to shares of Company common stock, and further Arnold will not be required to disgorge any gain or consideration realized by Arnold in connection with those shares of Company common stock, other than to the extent such waiver is inconsistent with applicable law, rule or regulation (including, but not limited to, any Company policy adopted pursuant to any such law, rule or regulation). The Company also acknowledges that it is familiar with Section 1542 and specifically waives any rights it may have under Section 1542.
13.Certain Acknowledgements. Arnold acknowledges and agrees that: (a) the non-forfeiture of the Retained Options constitutes adequate legal consideration for the promises and representations made by him in this Agreement; (b) he has received all pay and other monies owed to him as of the date hereof, including compensation, wages, bonuses, commissions and/or benefits; (c) he has not experienced a job-related illness, injury or occupational disease for which he has not already filed a claim; (d) he has received all of the leave he requested and for which he was eligible (if any) under the federal Family and Medical Leave Act, as well as any additional leave – paid or unpaid – previously owed to him by the Company; and (e) the obligations and restrictions contained in this Agreement, including those contained in Sections 3, 4, 5, 6, and 7, are necessary to protect the Company’s business and goodwill and are considered by Arnold to be reasonable for such purpose.
14.Return of LPL Property. Subject to Section 1, Arnold agrees that he has already returned, or will within ten (10) business days after signing this Agreement, return all Company property to the Company, including, but not limited to, all Proprietary Information, computers, mobile phones, laptops, iPads and/or other electronic devices, keys, credit cards, identification cards, and home office equipment; provided all passcodes/passwords necessary to access any Company provided device and the files on any such device; and provided to the Company in an unaltered state any “unique” (not on

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any Company system) electronic Company documents in his possession or control on his personal computer, tablet, or mobile device. Arnold represents that he has submitted all business expenses for processing and has paid for all personal expenses charged to his corporate credit card.
15.No Admissions. By entering into this Agreement, neither Party makes any admission that he or it has engaged in any unlawful or otherwise improper conduct. The Parties understand and agree that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
16.Section 409A. Notwithstanding the other provisions hereof, the payments and benefits contemplated by this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance thereunder (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A.
17.OWBPA. Arnold hereby agrees and acknowledges each of the following:
(a) that he fully understands the terms and conditions stated in this Agreement and intends to be legally bound by them; (b) that he has been encouraged by representatives of the Company to have this Agreement reviewed by legal counsel of his own choosing and that he has been given ample time to do so prior to signing it; (c) that he has had the opportunity to negotiate concerning the terms of this Agreement; (d) that he has been given twenty-one (21) days to consider the terms of this Agreement and that if he executes this Agreement prior to such twenty-first day he knowingly and voluntarily waives his right to consider this Agreement for the full twenty-one day period; (e) that this Agreement specifically applies to any rights or claims he may have against the Company or any party released herein under the ADEA; (f) that notwithstanding anything in this Agreement to the contrary, this Agreement does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this Agreement is signed by him; and (g) that he has the right to revoke his release of any claims under ADEA within seven (7) days following the date he executes this Agreement. Any revocation of this Agreement must be in writing and received by the Company by the close of business on the seventh day following Arnold’s execution of this Agreement and shall be delivered by email to the Company’s counsel, Jyotin Hamid, Esq., Debevoise & Plimpton LLP, at jhamid@debevoise.com. Upon any revocation in accordance herewith, this Agreement will be rendered void and without effect, and Arnold shall not be entitled to retain the Retained Options or to any other consideration.

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18.Severability and Reformation. In the event any provision of this Agreement is held unenforceable by a court of competent jurisdiction, the unenforceable provision shall not affect the enforceability of any other provision and the rest of this Agreement

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shall remain in effect. In the event that any court finds any provision of this Agreement to be overly broad and unenforceable, Arnold and the Company agree that such court shall enforce that provision to the furthest extent permitted by applicable law.
19.Governing Law, Venue, Waiver of Jury Trial, and California Labor Code Section 925(e). The validity, interpretation and performance of this Agreement (including, without limitation, with respect to the covenants set forth in Sections 3, 4, 5, 6, and 7) shall be governed by the laws of the State of Delaware, without reference to the choice of law principles thereof. The Parties : (a) agree to submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for purposes of any suit, action, or other proceeding arising out of, relating to, or based upon this Agreement; (b) agree not to commence any suit, action, or other proceeding arising out of, relating to, or based on this Agreement, except in such courts; and (c) waive, and will not assert, by way of motion as a defense or otherwise, in any such suit, action, or proceeding, any claim that such Party is not subject to the jurisdiction of such courts, that such Party’s property is exempt or immune from attachment or execution, that such suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that the Agreement or subject matter thereof may not be enforced in or by such court. The Parties waive, to the maximum extent permitted by applicable law, any right to a trial by jury in any action, proceeding, claim, or counterclaim arising out of, relating to, or based on this Agreement. Pursuant to Section 925(e) of the California Labor Code, Arnold (a) specifically intends to waive any objection to application of Delaware law or to jurisdiction and venue in Delaware courts as set forth in this Section 19; and (b) represents that he has been individually represented by legal counsel (Michael Attanasio and Wendy Brenner at the law firm Cooley LLP) in negotiating the terms of this Agreement, including those concerning governing law, jurisdiction, and venue in this Section 19.
20.Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, administrators, beneficiaries, representatives, executors, successors and assigns. This Agreement represents the entire agreement between the Parties as to the subject matters herein. This Agreement may not be amended except by a writing signed by all Parties. Waiver by a Party of any breach of any provision of this Agreement by any other Party shall not operate nor be construed as a waiver of any subsequent or other breach. No provision or breach of this Agreement may be waived except by a written instrument signed by the Party waiving such provision or breach, which states that such Party is waiving such provision or breach. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts together shall constitute one and the same agreement. True and correct copies, including facsimile, electronic or PDF copies of signed counterparts, may be used in place of originals for any purpose and shall have the

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same force and effect as an original. The Agreement shall be deemed to have been prepared jointly by the Parties hereto. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any Party hereto by virtue of who may have drafted such provision.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
LPL FINANCIAL HOLDINGS INC.

By:         Dated: 12/8/2024
Althea Brown Chief Legal Officer

DAN H. ARNOLD

Dated: 12/8/2024

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